As filed with the Securities and Exchange Commission on July 13, 2015.
    Registration No. 333-174045
   Registration No. 333-126298
 Registration No. 333-46488

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT No. 333-174045
FORM S-8 REGISTRATION STATEMENT No. 333-126298
FORM S-8 REGISTRATION STATEMENT No. 333-46488

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VALLEY FINANCIAL CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

Virginia	54-1702380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

36 Church Avenue, S.W.
Roanoke, Virginia 24011
 (540) 342-2265
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

2011 Stock Incentive Plan
2005 Key Employee Equity Award Plan
Incentive Stock Plan
(Full titles of the Plans)

Richard D. Callicutt II
President and Chief Executive Officer
BNC Bancorp
3980 Premier Drive
High Point, North Carolina 27265
(336) 476-9200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________________
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                                                                                                     Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)                      Smaller reporting company ☒

This Post-Effective Amendment No.1 to Registration Statements on Form S-8 shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following registration statements on Form S-8 (collectively, the “Registration Statements”) of Valley Financial Corporation, a Virginia corporation (the “Company”), which were filed with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement No. 333-174045, registering 250,000 shares of the Company’s common stock, under the 2011 Stock Incentive Plan, which was filed with the SEC on May 6, 2011.
2.	Registration Statement No. 333-126298, registering 250,000 shares of the Company’s common stock, under the 2005 Key Employee Equity Award Plan, which was filed with the SEC on June 30, 2005.
3.
Registration Statement No. 333-46488, registering an aggregate of 164,682 shares of the Company’s common stock, under the Incentive Stock Plan and related stock option agreements with Company executives, which was filed with the SEC on September 22, 2000.

On November 17, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BNC Bancorp (“BNC”), the holding company for Bank of North Carolina, pursuant to which BNC will acquire all of the common stock of the Company. On July 1, 2015, pursuant to the Merger Agreement, the Company was merged with and into BNC, with BNC being the surviving entity (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company removes from registration any and all shares of the Company common stock that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statements as of the effective time of the Merger. The Company is filing the Post-Effective Amendment to reflect the deregistration of such securities.

    The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Form 8-K, filed with the SEC on November 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor to Valley Financial Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina, on this July 13, 2015.

BNC BANCORP (as successor to Valley Financial Corporation)

By:	/s/ David B. Spencer
David B. Spender
Senior Executive Vice President and Chief Executive Officer